Exhibit 10.14

IOU

Revenue stamp
For special disaster cases,
stamp there is no need
to affix a revenue stamp.

Equal payment of principal

Borrowing amount	Y40 000, 000X	1.4I Annual	0.36% per year However, after 3 years from the date of loan, 1.26% per annum
Principal Payment Method Interest payment method	58 payments of 690,000 yen each month (but the initial payment is 670,000 yen) Reiwa Monthly payment is made on a daily basis from month to repayment Reiwa Month as the first time from the month of Reiwa to pay only on the day of each		
Interest calculation method	It is calculated on a prorated basis for 365 days a year.		
Damages	If the loan obligation is not fulfilled on the due date, damages at the rate of 8.8% per year shall be paid for the overdue principal according to the number of days in arrears. The calculation method is to calculate the prorated calculation of 365 days a year. In calculating the number of overdue days, regardless of whether the repayment due date is the day on which the Japan Finance Corporation is in business, it is calculated from the day after the said repayment date.		

Borrower



Cosigner ,

officially registered seal

officially registered seal

Please check the following:

1. The borrower agrees that the money consumption loan agreement will be established by borrowing and receiving the money yen as described above.
2. The tenant agrees to the above conditions and the special clause on the back, including the exclusion of anti-social forces, etc., and agrees to the "Agreements Associated with Borrowing and Guarantee" of Ishiki, and signs and seals it himself. In this regard, the repayment will be made in accordance with the above conditions and the special clause on the back. In addition, the tenant declares that it has provided information to the joint guarantor about the "matters specified in Article 465-10, Paragraph 1 of the Civil Code".
3. The joint guarantor agrees to the above conditions and the special clause on the back, including the exclusion of anti-social forces, etc., and agrees to the "Agreements associated with the loan and guarantee" on the right, and signs and seals it himself. In accordance with the above conditions and the special clause on the back, we are jointly and severally liable for the guarantee with the tenant. If there is a request from the public treasury, such as if there is no repayment from the borrower on the above due date, we will repay on behalf of the borrower. In addition, the joint guarantor declares that it has received information from the tenant about the "matters specified in Article 465-10, Paragraph 1 of the Civil Code".

Year Month Day

Shinjuku(425) Branch

The tenant and the joint guarantor must sign in the same font as the seal certificate, and the real seal must be stamped	Borrower	(DR.C Medical Medicine Co., Ltd.様) (In the case of a corporation, the name of the corporation and [redacted] I will check the "important information about the contract" I have received, understand the contents, and make my own judgment and become a tenant. DR.C Medical Medicine Co., Ltd. Self-signed CEO Narumi Okazaki (In the case of a corporation, rubber stamp (including job title and representative name.)) 'el	
	Cosigner	(*****************•***, [redacted] clearly I will check the "important information about the contract" I have received, understand the contents, and make my own judgment and become a joint guarantor.	(**** *****************) Please check the contents and sign with "re" on your mouth. I will check the "important information about the contract" I have received, understand the contents, and make my own judgment and become a joint guarantor. officially registered seal T,6

Japan Finance Corporation

Treasury Processing Column

Borrowing and Guarantee Agreements . . 1. Consent to register with a personal credit information agency * Does not apply to this loan * (1)The personal information of the borrower listed in the following table (if the borrower is a corporation, the representative of the corporation who will be the joint guarantor) i s registered with the personal credit information agency that the public treasury i s a member of, used, and registered, and the member members of the personal credit information agency affiliated with the institution make their own credit transaction judgment (refers to the investigation of repayment ability or the investigation of the place of relocation) . However, information o n repayment ability i s limited to the purpose of investigating repayment ability . It i s used for . Registration period Registration Information The period during which any of the following information is registered (a) Personal information such as name, date of birth, gender, address, telephone number, place of employment, etc. During the term of this Agreement and from the date of termination of this Agreement (if not fully paid, the date of repayment) (b) Contract date, type of contract, number of payments, contract amount (limit), expected end date of contract, amount of remaining debt, amount of claims, amount of deposit, payment history, whether there has been a change (delinquency, subrogation, bankruptcy), date of occurrence of the change, whether or not the arrears have been resolved, the date of overdue resolution, etc. 6 months from the date of use (c) The date on which the public treasury used the personal credit information agency to which the public treasury is a member, used, or registered, and the contents of this Agreement or its application, etc. A period not exceeding 5 years from the date of the declaration from the person (d) Personal reporting information such as loss or theft of identity verification materials, self - restraint from loans, etc. (2) The Borrower (if the Borrower is a corporation, the corporate representative who will be the joint guarantor) shall, to the extent necessary to ensure the protection and proper use of personal information, such as maintaining the accuracy and up - to - date nature of the preceding (1), handling complaints, and monitoring the compliance status of the Member Member by the Personal Credit Information Agency. I agree that it will be provided or used by the nformation agencies and member members to which the public treasury is a member, used, and registered. (3) The personal credit information agencies specified in (1) and (2) are as follows. Membership qualifications and membership names of each organization are posted on the website of each institution. The disclosure of information registered with the Personal Credit Information Agency will be made during each period. (It cannot be done in the public treasury .) ) ɽ (a) Personal credit information agency that the public treasury is a member of, used, and registered with C.I.C. Co., Ltd. ( https://www.cic.co . jp/) (TEL 0120 - 810 - 414) (b) Institutions and Personnel Information Agencies Excluding Submissions National Bank Personal Credit Information Center ( https://www. zenginkyo.or. jp/pcic/) ( TEL 03 - 3214 - 5020) Japan Credit Information Corporation ( https://www. jicc.co . jp/) (TEL 0570 - 055 - 955) 2. Consent to the use of your information (1) The information provided by the customer and the information of the customer to be provided in the future will be used by the public treasury within the scope of the following purposes of use. (a) Confirmation of the customer's identity (including confirmation of requirements for using the loan system, etc.). ) (b) Reception of loan applications, loan judgment, and management after the loan and the Since consent to the purpose of use in end of the transaction Left O is voluntary, the tenant who does (c) Conclusion of contracts, exercise of rights and performance of obligations based on laws, etc. not agree (including the legal (d) Conducting surveys and research, etc., and providing reference information representative) Include a representative (e)Sending direct mail, etc. to inform you of the loan system, etc. (optional) o f the person in the mouth. If you are a (f) Questions, inquiries, inquiries from the public treasury, and other responses to facilitate child, please add "re" to your mouth. transactions appropriately and smoothly (Loans through recommending organizations (including management improvement loans, exchange between the public treasury and recommending organizations (Chamber of Commerce and Industry Chamber of Commerce, Prefectural Federation of Chambers of Commerce and Industry, Prefectural Hygiene Association, and Prefectural Sanitation Sales Guidance Center) (Those who wish to subscribe to group credit life insurance) Exchange of information between the public treasury and the (public goods) public treasury group credit service association for administrative procedures related to group credit life insurance contracts (2) The tenant (including the corporate representative). ) confirms the purpose of use in the preceding (1) and agrees to use it. (I do not agree to use it for the purpose of use in (1) e.) (Borrower) ˚ (Legal representative) ˚ ) (3) Joint guarantor (excluding corporate representatives) ) is the purpose of use (excluding (e), (e, and c) in the preceding (1). ) and agree to use it Transfer request 1. Specify the destination of the remittance by: ....4.10.11 , •4“***441.414.1.14.4t Branch Name 44.1.4.14.14.1.4.44.4.1•001.1.4.1***** Financial institution name *., - ..... Deposit account holder Bank account number **.********** Types of deposits The following deposit steel is the remittance destination. Ordinary Deposit Types of deposits a Pl p e p a l s ic e a m ble ark the ones with a circle. ) Shinjuku Central Branch Branch Name Mitsubishi UFJ Bank Financial institution name current account Store number (Note) Phonetic (Left - sided) Deposit account CEO Narumi Okazaki DR.C Medical Medicine Co., Ltd. Deposit account holder 2 6 number (Right - filled) Note: If you would like to use Japan Post Bank, please enter the store number 3. 0. If you need a remittance fee, please deduct the relevant fee before remitting the money. Please complete the procedure within the thick frame. IOU Equal payment of principal 0.36% per year However, after 3 years from the date of loan, 1.26% per annum 1.4I Annu al Y40 000, 000X • Borrowing amount 58 payments of 690,000 yen each month (but the initial payment is 670,000 yen) Reiwa Monthly payment is made on a daily basis from month to repayment ,...,.,, • ... . Reiwa Month as the first time from the month of Reiwa to pay only on the day of each Principal Payment Method Interest payment method It is calculated on a prorated basis for 365 days a year. Interest calculation method If the loan obligation is not fulfilled on the due date, damages at the rate of 8.8% per year shall be paid for the overdue principal according to the number of days in arrears. The calculation method is to calculate the prorated calculation of 365 days a year. In calculating the number of overdue days, regardless of whether the repayment due date is the day on which the Japan Finance Corporation is in business, it is calculated from the day after the said repayment date. Damages 1. The borrower agrees that the money consumption loan agreement will be established by borrowing and receiving the money yen as described above. 2. The tenant agrees to the above conditions and the special clause on the back, including the exclusion of anti - social forces, etc., and agrees to the "Agreements Associated with Borrowing and Guarantee" of Ishiki, and signs and seals it himself. In this regard, the repayment will be made in accordance with the above conditions and the special clause on the back. In addition, the tenant declares that it has provided information to the joint guarantor about the "matters specified in Article 465 - 10, Paragraph 1 of the Civil Code". 3. The joint guarantor agrees to the above conditions and the special clause on the back, including the exclusion of anti - social forces, etc., and agrees to the "Agreements associated with the loan and guarantee" on the right, and signs and seals it himself. In accordance with the above conditions and the special clause on the back, we are jointly and severally liable for the guarantee with the tenant. If there is a request from the public treasury, such as if there is no repayment from the borrower on the above due date, we will repay on behalf of the borrower. In addition, the joint guarantor declares that it has received information f